For Immediate Release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Election of Directors and Fiscal Year Change

Menomonee Falls, Wis., August 9, 2011 — Magnetek, Inc. (“Magnetek” or the “Company”) (NYSE: MAG), a leading provider of digital power and motion control systems, announced today that it increased the size of its Board of Directors to six members and elected Alan B. Levine and Peter M. McCormick to fill the new Board seats, effective August 4, 2011.

Alan Levine served as Chief Financial Officer and Director of Virtual Access Networks, Inc. from 2001 to 2002 and Chief Financial Officer and Treasurer of Marathon Technologies Corporation from 1998 to 2001. He was also a member of the Board of Directors and Audit Committee Chair of MCK Communications before the company’s merger in November 2003. Prior to this, Mr. Levine was with Ernst & Young LLP from 1974 to 1998, and was Partner from 1986 to 1998, where he established and directed an Entrepreneurial Services practice. From January 2007 until July 2011, he served as Vice President and Chief Financial Officer of the Graduate Management Admissions Council. He is a former Director and Audit Committee Chair of Nextera Enterprises and currently serves on the board of RBC Bearings Incorporated, a manufacturer of bearings. Mr. Levine, a former certified public accountant, holds a Master of Accounting degree from the University of Arizona and a Bachelor of Arts degree from the University of Vermont.

Mr. McCormick has served as President and Chief Executive Officer of Magnetek since October 31, 2008. Prior to his appointment, he served as Executive Vice President and Chief Operating Officer from 2006 to 2008. Mr. McCormick was Executive Vice President and General Manager of Magnetek’s Power Controls Group from 2002 to 2006, overseeing the Company’s motion control systems for cranes and hoists, elevator drive systems, mining equipment drives and alternative energy power conversion systems. Mr. McCormick joined Magnetek in 1993 from Square-D Corporation. A graduate of the University of Wisconsin-Platteville, he holds a Bachelor of Science degree in Industrial Technology, with minors in Computer Science and Power and Control Systems.

“We are extremely pleased to welcome both Alan Levine and Peter McCormick to our Board of Directors,” said Mitchell Quain, Magnetek’s Board Chairman. “Each is well qualified to contribute to Board discussions in their respective areas of expertise.” Mr. Levine was appointed to serve on the Audit and Retirement Plan Committees of the Board of Directors.

On August 4, 2011, the Board of Directors of the Company approved a change in the Company’s fiscal year-end from the Sunday falling nearest to June 30 of each calendar year to the Sunday falling nearest to December 31, with the change to a calendar year reporting cycle beginning January 2, 2012. The Company plans to report its financial results for the six month transition period of July 4, 2011 through January 1, 2012, on an Annual Report on Form 10-K and to thereafter file reports for each twelve month period, beginning with the twelve month period ending December 30, 2012. Prior to filing the transition report, the Company will file its annual report on Form 10-K for the fiscal year ended July 3, 2011 and its quarterly report on Form 10-Q for the quarter ending October 2, 2011.

“The fiscal year change will align Magnetek’s fiscal year with customer spending patterns and will provide the investment community with enhanced peer group comparability, as well as improve our administrative efficiency by distributing our workload more evenly throughout the year,” stated Peter McCormick, president and chief executive officer of Magnetek.

About Magnetek, Inc.

Magnetek, Inc. provides digital power and motion control systems used in overhead material handling, elevator, and energy delivery applications. The Company is North America’s largest supplier of digital drive systems for industrial cranes, hoists, and monorails. Magnetek provides Energy Engineered® drives, radio remote controls, motors, and braking and collision avoidance subsystems to North America’s foremost overhead material handling crane builders. The Company is also the world’s largest independent builder of highly integrated digital motion control systems for high-rise, high-speed elevators. In energy delivery, Magnetek develops and markets digital power inverters that connect renewable energy sources to the utility grid, and is a leading independent supplier of digital motion control systems for underground coal mining applications. Magnetek is headquartered in Menomonee Falls, Wis., in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., and Canonsburg, Pa., as well as Menomonee Falls.

 Special Note Regarding Online Availability of Magnetek Releases and Filings

All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.